Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Helix BioMedix, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-136192) on Form S-8 of Helix BioMedix Inc. of our report dated March 24, 2010, with respect to the balance sheets of Helix BioMedix, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Helix BioMedix, Inc.

/s/ KPMG LLP

Seattle, Washington

March 24, 2010